Exhibit 99.1

POTBELLY CORPORATION APPOINTS ADRIAN BUTLER TO THE BOARD OF DIRECTORS

Chicago, IL, May 21, 2019 – Potbelly Corporation (NASDAQ: PBPB) today announced the appointment of Adrian Butler to the Company’s Board of Directors.

Mr. Butler brings more than 20 years of progressive leadership experience in Information Technology across several industries including financial services/insurance, hospitality and retail. He has served as Senior Vice President and Chief Information Officer for Dine Brands Global, Inc. since 2015, where he is responsible for Information Technology transformation and strategy, innovation, and technology delivery as well as building and enhancing the organization’s digital, mobile, social-media and data capabilities. Most recently, Mr. Butler was Vice President in the Technology Services division of Target Corporation. He earned a bachelor’s degree in Computer Science from Grambling State University, a master’s degree from Embry Riddle University, and a doctorate degree from University of Maryland.

Dan Ginsberg, Chairman of the Board of Potbelly commented, “We are very excited to welcome Adrian to our Board of Directors. His extensive business experience and exceptional qualifications will be a tremendous asset to Potbelly. We look forward to his contributions as we execute our strategic priorities and enhance value for shareholders.”

Mr. Butler stated, “I am excited to join the Board of Directors of Potbelly. I am honored to have the opportunity to bring my insights and perspectives as part of the stewardship of the Company going forward.”

About Potbelly

Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with more than 400 company-owned shops in the United States. Additionally, Potbelly franchisees operate approximately 50 shops domestically and in the Middle East. For more information, please visit our website at www.potbelly.com.

Contact:	Investor Relations
Investors@Potbelly.com
312-428-2950